[Exhibit 21.1]


            SUBSIDIARIES OF RAM VENTURE HOLDINGS CORP.

RAM Venture Holdings Corp. directly owns all of the outstanding interests in the following subsidiaries:

     Natural Gear, LLC, a Arkansas limited liability company; and

     Wildlife Quest, Inc., an Arkansas corporation